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                      April 19, 2024

       Mark Oswald
       Chief Financial Officer
       Adient plc
       3 Dublin Landings, North Wall Quay
       Dublin 1, Ireland D01 H104

                                                        Re: Adient plc
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2023
                                                            Filed November 17,
2023
                                                            Form 8-K Furnished
February 7, 2024
                                                            File No. 001-37757

       Dear Mark Oswald:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing